Exhibit 99.1

Ignite Restaurant Group Appoints F. Philip Handy to its Board of Directors

Houston, TX—(BUSINESS WIRE)—March 15, 2016—Ignite Restaurant Group (NASDAQ: IRG) today announced that F. Philip Handy has been appointed as an independent member of its Board of Directors, effective March 11, 2016. Mr. Handy will replace Tamara Polewik, who resigned from the Board of Directors effective March 10, 2016.

Paul R. Vigano, Chairman of Ignite Restaurant Group, stated, “We are thrilled to announce the addition of Phil to our Board.  He is a financial strategist with vast experience in the restaurant and retail industries and we are excited by the global vision that he brings to Ignite.  We are confident that his skills will benefit our Board.”

Mr. Vigano added, “We would also like to thank Tamara for her service to Ignite. She combined her industry experience with her skills in corporate finance to provide thoughtful guidance during her tenure on Ignite’s Board.”

Over a career that spans more than forty years, Mr. Handy has demonstrated business and financial acumen. Mr. Handy has held leadership positions in companies such as Maryland Club Foods, a nationally branded coffee/beverage company, Majik Markets, a thousand-unit convenience store and gasoline retailer, Rewards Network, Inc., a leading provider of dining and loyalty programs for restaurants, airlines and retailers, and Chart House Restaurant Group. Mr. Handy is a Cum Laude graduate of Economics, B.A. from Princeton University and he holds an MBA from Harvard Business School.

Mr. Handy founded the investment firm, Winter Park Capital, in 1980, and he currently serves as its Chief Executive Officer. Further, Mr. Handy serves on the Boards of Directors of Owens Corning, Inc. (NYSE:OC), a prominent global supplier of insulation, roofing and fiberglass composites, and Anixter International, Inc. (NYSE: AXE), a leading global supplier of communications and security products. He is also a philanthropist and he currently serves as President of the Board of Directors of the Foundation for Excellence in Education, a non-profit organization dedicated to education reform.

About Ignite Restaurant Group

Ignite Restaurant Group, Inc., headquartered in Houston, Texas, operates a portfolio of restaurant concepts, including Joe's Crab Shack and Brick House Tavern + Tap, in a diverse set of markets across the United States. Each brand offers a variety of high-quality food in a distinctive, casual, high-energy atmosphere. For more information on Ignite and its distinctive brands, visit www.igniterestaurants.com.